Exhibit 3.1

Registrar of Companies

Government Administration Building

133 Elgin Avenue

George Town

Grand Cayman

Spring Valley Acquisition Corp. II (ROC #370455) (the "Company")

TAKE NOTICE that by minutes of an extraordinary general meeting in lieu of an annual general meeting of the Company dated 13 November 2024, the following special resolution was passed:

Proposal No. 1 – The Extension Amendment Proposal

RESOLVED, as a special resolution THAT, effective immediately, the Memorandum and Articles be amended by:

(a)	the first sentence of Article 49.7 of the Company’s Memorandum and Articles be deleted in its entirety and be replaced with the following new first sentence of Article 49.7:

“In the event that the Company does not consummate a Business Combination within 36 months from the closing of the IPO, or such earlier time as its board of Directors may approve in accordance with the Articles, the Company shall:”

Maggie Ebanks

Corporate Administrator

for and on behalf of

Maples Corporate Services Limited

Dated this 14 November 2024